Exhibit 6

Matters to be Disclosed Online in Giving

Notice of Convocation of

Extraordinary Shareholders’ Meeting

Proposal No.1:

Approval of share transfer plan with The Daisan Bank, Ltd.

Matters to be disclosed online

(The following matters among “5. Matters relating to Daisan Bank, (1) Details of the financial statements of the last fiscal year (ending March, 2017), etc.” as set out on page 53 of the Notice of Convocation)

The Daisan Bank, Ltd.

Notes to Non-Consolidated Financial Statements	1
Notes to Consolidated Financial Statements	12

April 1, 2016 to March 31, 2017

The Mie Bank, Ltd.

The abovementioned matters are provided to the shareholders by being posted on The Mie Bank, Ltd.’s website (http://www.miebank.co.jp) on the Internet, in accordance with the laws and regulations, as well as Article 16 of the Articles of Incorporation of The Mie Bank, Ltd.

Notes to Non-Consolidated Financial Statements

Significant Accounting Policies

1.	Valuation standards and methods for trading account securities

Trading account securities are valued by the market value method (the cost of products sold is calculated by the moving average method).

2.	Valuation standards and methods for securities

(1)	Among securities as a whole, shares of subsidiaries, etc., and shares of affiliated companies, etc., are valued by the moving average cost method, while other securities are basically valued by the market value method based on the market price, etc., on the account closing day (the cost of securities sold is calculated by the moving average method); provided, however, that the securities whose market value is deemed extremely difficult to determine are valued by the moving average cost method. It should be noted that the total amount of valuation difference on available-for-sale securities is recorded in the net assets section (zenbu jyunshisan chokunyu ho).

(2)	Securities managed as trust assets in money held in trust, which are individually managed with the principal objective of securities portfolio management, are valued by the market value method.

3.	Valuation standards and methods for derivatives trades

Derivatives trades are valued by the market value method.

4.	Depreciation/amortization methods of fixed assets

(1)	Tangible fixed assets (excluding lease assets)

The tangible fixed assets of the Bank are depreciated by the declining-balance method, while the straight-line method is applied to buildings (excluding facilities attached to buildings) acquired on or after April 1, 1998, and facilities attached to buildings and structures, acquired on or after April 1, 2016.

The primary useful life is as follows:

Buildings: 8 to 50 years

Others: 3 to 20 years

(2)	Intangible fixed assets

The intangible fixed assets of the Bank are amortized by the straight-line method. Internal-use software is amortized based on its useful period (primarily 5 to 10 years), as determined by the Bank.

(3)	Lease assets

The lease assets of the Bank among the “tangible fixed assets” pertaining to finance lease transactions in which the ownership is not transferred are depreciated by the straight-line method by assuming that the lease term corresponds to the useful life. It should be noted that the residual value is equal to zero (0).

5.	Standards for translation of foreign-currency denominated assets and liabilities into Japanese yen

Foreign-currency denominated assets and liabilities are translated into Japanese yen based on the foreign exchange rates on the account closing day, in principle.

6.	Recording standards for reserves

(1)	Recording standards for reserve for possible loan losses

Reserve for possible loan losses is recorded as follows, according to the pre-determined write-off/provision standards:

As for claims pertaining to a debtor who has filed for bankruptcy, special liquidation or otherwise became legally bankrupt (“Bankrupt Borrowers”) or a debtor in a similar situation (“Virtually Bankrupt Borrowers”), the amounts of collateral that is likely to be disposable and the amounts that are likely to be recoverable through guarantees are deducted from the book value of claims after the direct charge-off as stated in the paragraph starting with “It should be noted that …” below, and the balance is recorded. As for claims pertaining to a debtor who is not yet bankrupt but is likely to go bankrupt, the amounts of collateral that is likely to be disposable amounts and the amounts that are likely to be recoverable through guarantees are deducted from the claims, and from the remaining balance, a necessary amount determined after considering all aspects of the debtor’s ability to pay is recorded.

All other claims are recorded based on the actual loan loss ratio, etc., calculated from the actual loan losses incurred over a specific period in the past.

All claims are subject to an asset assessment by the sales-related departments based on the Bank’s internal rules for self-assessment of asset quality. The Bank’s Asset Appraisal Department, which is independent from the foregoing departments, subsequently conducts audits of these assessment results.

It should be noted that, regarding secured/guaranteed claims, etc., on a Bankrupt Borrower or Virtually Bankrupt Borrower, the balance of claims less the values of collateral and amounts that are likely to be recoverable through guarantees is deemed uncollectible and is therefore directly deducted from the claims. The applicable amount stands at 9,834 million yen.

(2)	Recording standards for reserve for bonuses

As for Reserve for bonuses, the amount of the estimated bonuses payable to employees attributable to the current consolidated fiscal year is recorded, in order to provide for the payment of bonuses to employees.

(3)	Recording standards for reserve for retirement benefits

As for reserve for retirement benefits to provide for the payment of employee retirement benefits, a necessary amount is recorded in accordance with the projected retirement benefits obligations and plan assets as at the end of the current fiscal year. To calculate the retirement benefit obligations, the Bank applies the benefit formula basis under which the Bank attributes projected retirement benefit obligations to the periods until the end of the current fiscal year. Unrecognized prior service costs and unrecognized net actuarial gains/losses are amortized as follows:

Unrecognized prior service costs are amortized on a straight-line basis over a certain number of years (12 years) within the expected average remaining service period associated with those employees present at the time when the prior service costs arise.

Unrecognized net actuarial gains or losses are amortized in a proportional amount on a straight-line basis over a certain number of years (12 years) within the expected average remaining service period associated with those employees present at the time when actuarial gains or losses arise in each fiscal year, commencing from the fiscal year following the respective fiscal year in which the actuarial gains or losses arise.

(4)	Provision for losses from reimbursement of inactive accounts

The provision for losses from reimbursement of inactive accounts is intended to provide for reimbursement losses based on claims of withdrawal from depositors with respect to inactive accounts which are recorded in profit, and is provided for possible losses on future claims for withdrawal based on historical reimbursement experience.

(5)	Provision for contingent losses

As for provision for contingent losses, the future projected burden is recorded in order to pay the burden amount to the Credit Guarantee Association under the responsibility share system with the Credit Guarantee Association.

7.	Hedge accounting method

The Bank applies deferral hedge accounting to hedges of interest rate risk associated with financial assets and liabilities, in accordance with the “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in the Banking Industry” (Industry Audit Committee Report No. 24 issued by the Japanese Institute of Certified Public Accountants on February 13, 2002; “JICPA Industry Audit Committee Report No. 24”).

Hedging effectiveness is valued as follows: with respect to hedging to offset currency market fluctuations, hedged items such as deposits, loans, etc., and hedging instruments such as interest rate swaps, etc., are grouped with each other for each certain (remaining) period. As for hedging to fix cash flow, the effectiveness thereof is valued based on verifying of the correlation of interest rate variables between the hedged items and hedging instruments.

Exceptional treatment for interest rate swaps is adopted for certain assets and liabilities.

8.	Accounting for consumption taxes, etc.

National and local consumption taxes (collectively, “Consumption Taxes”) are accounted for by the net-of-tax method; provided, however, that the Consumption Taxes which are not subject to deduction relating to tangible fixed assets are recorded in other assets and amortized equally over a five (5)-year period.

Change in Accounting Policies

(Application of “Practical Solution on Accounting for Changes in Depreciation Method related to the 2016 Tax Law Changes”)

In connection with the revisions of the Corporation Tax Act, the Bank has applied the “Practical Solution on Accounting for Changes in Depreciation Method related to the 2016 Tax Law Changes” (Practical Application Report No. 32, dated June 17, 2016) in this current fiscal year, and has therefore changed the depreciation methods for facilities attached to buildings and structures acquired on or after April 1, 2016, from the declining-balance method to the straight-line method.

The effects of such change on the financial statements in the current fiscal year are insignificant.

Additional Information

From the current fiscal year, the Bank has applied the “Application Guidelines for Recoverability of Deferred Tax Assets” (Corporate Accounting Standards Application Guidelines No. 26, March 28, 2016).

Notes

(Notes to Balance Sheet)

1.	Total amount of stocks and investments in affiliated companies: 176 million yen

2.	Among the national government bonds within the “Securities,” there are 10,032 million yen of securities offered as loans in secured loan agreements (bond lending transactions).

3.	Among the loans and bills discounted, bankruptcy loans make up 137 million yen and past due loans make up 22,609 million yen.

Bankruptcy loans mean loans on which no accrued interest is recorded with no prospects for recovery or repayment of principal or interest due to reasons such as delays in payment of principal or interest for a substantial period of time (excluding loan losses written-off) (“Unrecorded Accrued Interest Loans”) and for which circumstances apply as stipulated in Article 96, Paragraph 1, Item (iii), (a) through (e) or Article 96, Paragraph 1, Item (iv) of the Order for Enforcement of the Corporation Tax Act (Cabinet Order No. 97 of 1965).

Past due loans means Unrecorded Accrued Interest Loans other than (i) bankruptcy loans, and (ii) loans for which payments of interest are deferred in order to assist or facilitate the restructuring of borrowers in financial difficulties.

4.	Among the loans and bills discounted, loans past due for three months or more make up 420 million yen.

Loans past due for three months or more means loans for which payments of principal or interest are delinquent for three months or more, as calculated from the day following the contracted payment date; bankruptcy loans and past due loans are not included.

5.	Among the loans and bills discounted, restructured loans make up 570 million yen.

Restructured loans means loans on which contracts have been amended in favor of borrowers (e.g., reduction of or exemption from stated interest, deferral of interest payments, extension of maturity dates, and renunciation of claims) in order to assist or facilitate the restructuring of borrowers in financial difficulties; bankruptcy loans, past due loans, and loans past due for three months or more are not included.

6.	The total amount of bankruptcy loans, past due loans, loans past due for three months or more, and restructured loans is 23,737 million yen.

The amounts of loans stated in items 3 through 6 above are the amounts before deducting the amount of the “Reserve for possible loan losses”.

7.	Bills discounted are accounted for as financing transactions in accordance with JICPA Industry Audit Committee Report No. 24. As for bank acceptances, commercial bills and documentary bills discounted and foreign exchange bought, etc. which have been accepted due to the foregoing, the Bank is entitled to sell or (re)pledge such bills without restriction and the total face value of such bills is 7,324 million yen.

8.	Assets pledged as collateral were as follows:

(Unit: Million yen)
Assets pledged as collateral:
Securities	88,794
Liabilities related to assets pledged:
Deposits	6,688
Borrowed money	74,400

In addition, securities totaling 31,334 million yen were pledged as collateral for settlement of exchange, etc.

There are no securities pledged as collateral for borrowings from other banks by subsidiaries, etc. and affiliated companies, etc.

Guarantee deposits of 325 million yen are included in “Other assets.”

It should be noted that, although the rediscounting of bills is handled as a financial transaction in accordance with Industry Audit Committee Report No. 24, there are no face values for bank acceptances, commercial bills, documentary bills and foreign exchange bought, etc. which have been delivered due to the foregoing.

9.	Commitment line agreements relating to overdrafts and loans represent agreements to allow customers to extend overdrafts or loans up to certain credit lines at the customer’s request, as long as no violation against the conditions of the agreements exists. Unused commitment lines under such agreements were 582,675 million yen. Among these, commitment line agreements whose original maturity is within one year, or which the Bank can cancel at any time without any conditions, and which are in accordance with overdraft agreements for multipurpose account, amounted to 571,909 million yen.

The amount of unexercised commitment lines does not necessarily affect the future cash flows of the Bank because most such agreements are terminated without being exercised. Most of these agreements have provisions which stipulate that the Bank may deny extensions of loans or decrease the commitment line when there are certain changes in financial markets, certain issues in securing loans, or other reasonable circumstances. When providing such commitments, the Bank requests collateral in the form of real estate or securities as deemed necessary. In addition, the Bank monitors the financial condition of customers in accordance with its pre-established internal rules on a regular basis and takes necessary measures, including revisiting the terms of commitments and other means, in order to prevent credit losses.

10.	The Bank has revalued the land used for business purposes pursuant to the Act on Revaluation of Land (Act No. 34 of March 31, 1998). Among the differences resulting from such revaluation, the amount equivalent to tax regarding the revaluation difference is accounted for in “Liabilities” as “Deferred tax liabilities related to land revaluation,” while the revaluation difference net of these deferred tax liabilities is accounted for in “Net assets” as “Revaluation reserve for land.”

Date of revaluation:            March 31, 1999.

Revaluation method stipulated in Article 3, Paragraph 3 of the Act on Revaluation of Land:

The revaluation value was calculated by making reasonable adjustments to the price (adjustment, etc. by correction of value based on depth, market condition adjustment and sales comparison approach) in accordance with the Land Value Tax Law as stipulated in Article 2, Item 4 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998).

Difference between the total fair value as at the end of the fiscal year of the land used for business purposes that is subject to revaluation pursuant to Article 10 of the Act on Revaluation of Land, and the total carrying amount of the land after such revaluation: 7,030 million yen.

11.	Aggregate amount of accumulated depreciation of tangible fixed assets: 20,470 million yen.

12.	Aggregate of advanced depreciation of tangible fixed assets: 1,995 million yen.

13.	Among the borrowings from other banks, subordinated borrowings (i.e. a special provision that the performance of such obligation will be subordinated to other obligations) amount to 1,000 million yen.

14.	Bonds with share options consist of unsecured convertible bond-type bonds with share options with a special provision on subordination (i.e. a special provision that the performance of obligations thereunder will be subordinated to other obligations), which amount to 6,989 million yen.

15.	Among the “Corporate bonds” in the “Securities,” the Bank’s guarantee obligations on corporate bonds through private placement of securities (as specified in Article 2, Paragraph 3 of the Financial Instruments and Exchange Act) amount to 7,270 million yen.

16.	Total monetary claims toward affiliates: 3,972 million yen.

17.	Total monetary obligations toward affiliates: 6,364 million yen.

18.	Payment of dividends from surplus is subject to restriction pursuant to the provision of Article 18 of the Banking Act.

Notwithstanding the provisions of Article 445(4) (Amounts of capital stock and amounts of reserves) of the Companies Act, in the case where the Bank pays dividends from surplus, the Bank records an amount equivalent to one-fifth of the amount of the deduction from surplus as a result of the payment of such dividends of surplus as capital reserves or legal retained earnings.

The Bank records an amount of 258 million yen for legal retained earnings related to the payment of such dividends of surplus for the current business year.

(Statement of Income)

1.	Revenue from transactions with affiliated companies

Total revenue from fund management transactions: 46 million yen

Total revenue from service transactions, etc.: 79 million yen

Total revenue from other operations and other ordinary transactions: - million yen

Expenses for transactions with affiliated companies

Total expenses for financing transactions: 1 million yen

Total expenses for service transactions, etc.: 121 million yen

Total expenses for other operations and other ordinary transactions: 1,320 million yen

2.	The Bank has reduced the book value of the following assets to a recoverable level in the current fiscal year, due to the fall in the cash flow from operating activities and the reduction in land prices, and recorded such reduction amounting to 198 million yen on extraordinary losses as impairment loss.

Area	Use	Type	Impairment loss
Within Mie Prefecture	Branch	Land	47 million yen
Outside Mie Prefecture	Branch	Land	128 million yen
	Idle asset	Land	23 million yen

Regarding the Bank’s asset grouping, assets for operating activities such as branches or ATM areas are basically grouped under each branch, and the branches sharing their functions with sub-branches, satellite branches, etc., are grouped under such umbrella branch. The assets for common use, such as the headquarters, administrative centers, training centers, and welfare service facilities are grouped under the Bank as a whole, while each idle asset is treated as being an independent asset on its own.

The higher of the net sales price or the value in use was used as the recoverable amount for each asset group. The net sales price was calculated based on the appraisal value of the property after the deduction of estimated disposal costs from the valuation price of such property, which is determined based on the indicators deemed as appropriately reflecting the market value taking into account the importance of the property. The value in use was calculated based on the amount of future cash flows discounted by the rate of 3.00%.

3.	Transactions with party related to the Bank

Category	Name of company	Ratio of voting rights held	Relationship with the party related to Bank	Description of transactions	Transaction amount	Item	Balance at end of current fiscal year
Subsidiary	Mie Sogo-Shinyo Co.,Ltd.(Credit Guarantee Business)	5.0%	Guarantee of loans and bills discounted	Guarantee of Bank’s housing loan credit, etc.	290,404 million yen (Note 1)	—	—
				Payment of guarantee	120 million yen (Note 2)	Accrued expenses	10 million yen
				Acceptance of subrogation performance	223 million yen	—	—

(Note 1)	The transaction amount of the guarantee of the Bank’s housing loan credit, etc., corresponds to the balance of the guarantee amount at the end of the current fiscal year.
(Note 2)	The amount of the guarantee directly paid to Mie Sogo-Shinyo Co.,Ltd.(Credit Guarantee Business), from the recipients of housing loans is not included in the abovementioned amount.

(Statement of Changes in Shareholders’ Equity)

Class and Number of Treasury Shares

			(Unit: Thousand shares)
	Number of shares as at beginning of current fiscal year	Increase in number of shares during current fiscal year	Decrease in number of shares during current fiscal year	Number of shares as at end of current fiscal year	Remarks
Treasury shares
Ordinary shares	2,906	11	2,632	285	(Notes) 1,2,3

Total	2,906	11	2,632	285

(Notes)

1.	The Bank consolidated each of its ordinary shares and Series A preference shares at the ratio of 1 share per 10 shares as of October 1, 2016.
2.	The increase in the number of ordinary shares which are treasury shares is comprised of 11 thousand shares due to the repurchase of Fractional Units and 0 thousand shares due to the adjustment of shares less than one share unit resulting from the share consolidations.
3.	The decrease in the number of ordinary shares which are treasury shares is comprised of 77 thousand shares due to the exercise of Stock Options and 2,554 thousand shares due to the share consolidations.

(Securities)

In addition to the “National government bonds,” “Local government bonds,” “Corporate bonds,” “Stocks,” and “Available-for-sale securities” which are reported in the balance sheet, “Trading account securities” are also included.

1.	Trading securities (as of March 31, 2017)

(Unit: Million yen)
Valuation difference credited to income/loss for current fiscal year
Trading securities	14

2.	Held-to-maturity debt securities (as of March 31, 2017)

Not applicable

3.	Shares of subsidiaries, etc., and shares of affiliated companies, etc. (as of March 31, 2017)

The shares of subsidiaries, etc., and shares of affiliated companies, etc., with market value are not applicable.

In addition, the shares of subsidiaries, etc., and shares of affiliated companies, etc., for which there is no market price and whose market value is deemed extremely difficult to determine are as follows:

(Unit: Million yen)
Balance sheet amount
Shares of subsidiaries, etc.	83
Investments in partnerships	92

Total	176

4.	Available-for-sale securities (as of March 31, 2017)

			(Unit: Million yen)
	Type	Balance sheet amount	Acquisition cost	Difference
Securities with Balance sheet amount exceeding acquisition cost	Stocks	29,191	16,772	12,418
	Debt securities	358,376	351,545	6,830
	National government bonds	198,693	194,922	3,770
	Local government bonds	62,999	61,679	1,319
	Corporate bonds	96,683	94,943	1,740
	Other	92,774	84,727	8,047
	Subtotal	480,342	453,046	27,296
Securities with Balance sheet amount not exceeding acquisition cost	Stocks	4,018	4,417	(398)
	Debt securities	32,341	32,865	(524)
	National government bonds	11,657	11,974	(317)
	Local government bonds	9,172	9,244	(71)
	Corporate bonds	11,511	11,646	(134)
	Other	70,187	72,744	(2,557)
	Subtotal	106,548	110,028	(3,479)

	Total	586,891	563,074	23,816

(Note)	Available-for-sale securities whose market value is deemed extremely difficult to determine are as follows:

(Unit: Million yen)
Balance sheet amount
Stocks	1,986
Other	1,261

Total	3,248

These securities are not included in “Available-for-sale securities” above, since there is no market price and their market value is deemed extremely difficult to determine.

5.	Held-to-maturity debt securities sold in the current fiscal year (from April 1, 2016 to March 31, 2017)

Not applicable

6.	Available-for-sale securities sold in the current fiscal year (from April 1, 2016 to March 31, 2017)

		(Unit: Million yen)
	Proceeds	Total amount of gain on sales	Total amount of loss on sales
Stocks	11,100	1,641	79
Debt securities	11,813	25	5
National government bonds	9,304	24	—
Local government bonds	—	—	—
Corporate bonds	2,508	1	5
Other	5,621	146	54

Total	28,535	1,813	138

7.	Impairment of securities

Securities other than trading securities (excluding those whose market value is deemed extremely difficult to determine) are recorded in the balance sheet at their market value and the valuation difference thereon is recognized as a loss (“Impairment”) for the current fiscal year, if the market value of such securities decreases materially below the acquisition cost and is deemed unlikely to recover to the acquisition cost.

There was no impairment loss for the current fiscal year.

Impairment loss is automatically recognized when the market value “decreases materially,” i.e. when the market value of the securities as of the end of the current fiscal year has fallen by 50% or more compared with the book value.

Impairment loss is also recognized when the market value of the securities has fallen by at least 30%, but less than 50%, and is deemed unlikely to recover, taking into account movements in the market value, changes in the business results of the issuer, and/or changes in the credit standing thereof.

(Money Held in Trust)

1.	Money held in trust for trading (as of March 31, 2017)

		(Unit: Million yen)
	Balance sheet amount	Valuation difference credited to income/loss for the current fiscal year
Money held in trust for trading	2,264	(36)

2.	Held-to-maturity money held in trust (as of March 31, 2017)

Not applicable

3.	Other money held in trust (excluding money held in trust for trading or held-to-maturity money held in trust) (as of March 31, 2017)

Not applicable

(Tax effect accounting)

The breakdown of the “Deferred tax assets” and “Deferred tax liabilities” by type of principal cause is as follows:

(Unit: Million yen)
Deferred tax assets:
Reserve for possible loan losses	4,422
Reserve for retirement benefits	889
Reserve for bonuses	197
Depreciation	108
Loss on valuation of securities	3,482
Other	841

Subtotal	9,941
Valuation allowance	(7,440)

Total deferred tax assets	2,501
Deferred tax liabilities:
Valuation difference on available-for-sale securities	(5,027)
Other	(21)

Total deferred tax liabilities	(5,049)
Net deferred tax assets (liabilities)	(2,548)

(Per-Share Information)
Net assets per share	4,304.80 yen
Earnings per share	157.42 yen
Diluted earnings per share	81.45 yen

(Note)	The Bank consolidated each of its ordinary shares and Series A preference shares at the ratio of 1 share per 10 shares as of October 1, 2016; however, the net assets per share, earnings per share and diluted earnings per share are calculated on the basis that such share consolidations were carried out at the beginning of the current fiscal year.

Notes to Consolidated Financial Statements

Basis of Presentation of Consolidated Financial Statements

1.	Matters relating to scope of consolidation

(1)	Consolidated subsidiaries, etc.

The number of consolidated subsidiaries, etc. is 6 companies.

Names of consolidated subsidiaries, etc.:

Sangin Business Service Co., Ltd.

SANGIN COMPUTER SERVICE CO. LTD.

Sangin Fudosan-Chosa Co.,Ltd.

Mie Sogo-Shinyo Co.,Ltd.

Daisan Card Service Co., Ltd.

Mie Leasing Co.,Ltd.

(2)	Non-consolidated subsidiaries, etc.

The number of non-consolidated subsidiaries, etc. is 2 companies.

Names of non-consolidated subsidiaries, etc.:

Sangin Agricultural Corporation Limited Partnership for Investment

Sangin Development Business Support Limited Partnership for Investment

These non-consolidated subsidiaries, etc., have been excluded from the scope of the consolidated subsidiaries, etc., since such exclusion is immaterial such that it does not prevent reasonable judgment being made of the Bank group’s financial condition and business performance in terms of their assets, ordinary income, net income (loss) (amount corresponding to proportionate interest), retained earnings (amount corresponding to proportionate interest), and accumulated other comprehensive income (amount corresponding to proportionate interest), etc.

2.	Matters relating to application of equity method

(1)	Non-consolidated subsidiaries, etc., accounted for by the equity method

Not applicable.

(2)	Affiliated companies accounted for by the equity method

Not applicable.

(3)	Non-consolidated subsidiaries, etc., not accounted for by the equity method

The number of non-consolidated subsidiaries, etc., not accounted for by the equity method is 2 companies.

Names of non-consolidated subsidiaries, etc., not accounted for by the equity method:

Sangin Agricultural Corporation Limited Partnership for Investment

Sangin Development Business Support Limited Partnership for Investment

These non-consolidated subsidiaries, etc. that are not accounted for by the equity method were excluded from the application of the equity method since such exclusion has no material impact on the consolidated financial statements in terms of their net income (loss) (amount corresponding to proportionate interest), retained earnings (amount corresponding to proportionate interest), and accumulated other comprehensive income (amount corresponding to proportionate interest), etc.

(4)	Affiliated companies, etc., not accounted for by the equity method

Not applicable.

3.	Matters relating to fiscal year, etc., of consolidated subsidiaries, etc.

The account closing day of the consolidated subsidiaries, etc., is as follows:

March 31:	6 companies

4.	Matters relating to Accounting Policies

(1)	Valuation standards and methods for trading account securities

Trading account securities are valued by the market value method (the cost of products sold is calculated by the moving average method).

(2)	Valuation standards and methods for securities

(i)	Among the securities as a whole, available-for-sale securities are valued by the market value method based on the market price, etc., on the consolidated account closing day, in principle (the cost of securities sold is calculated by the moving average method); provided, however, that the securities whose market value is deemed extremely difficult to determine are valued by the moving average cost method.

It should be noted that the total amount of valuation difference on available-for-sale securities is recorded in the net assets section (zenbu jyunshisan chokunyu ho).

(ii)	Securities managed as trust assets in money held in trust, which are individually managed with the principal objective of securities portfolio management, are valued by the market value method.

(3)	Valuation standards and methods for derivatives trades

Derivatives trades are valued by the market value method.

(4)	Depreciation/amortization methods of fixed assets

(i)	Tangible fixed assets (excluding lease assets)

The tangible fixed assets of the Bank are depreciated by the declining-balance method, while the straight-line method is applied to buildings (excluding facilities attached to buildings) acquired on or after April 1, 1998, and facilities attached to buildings and structures, acquired on or after April 1, 2016.

The primary useful life is as follows:

Buildings: 8 to 50 years

Others: 3 to 20 years

The tangible fixed assets of the consolidated subsidiaries, etc., are depreciated principally by the straight-line method based on the estimated useful life of the assets.

(ii)	Intangible fixed assets (excluding lease assets)

The intangible fixed assets are amortized by the straight-line method. Internal-use software is amortized based on its useful period (primarily 5 to 10 years), as determined by the Bank and consolidated subsidiaries, etc.

(iii)	Lease assets

The lease assets among the “tangible fixed assets” and “intangible fixed assets” pertaining to finance lease transactions in which the ownership is not transferred, are depreciated/amortized by the straight-line method by assuming that the lease term corresponds to the useful life. It should be noted that the residual value is equal to zero (0).

(5)	Recording standards for reserve for possible loan losses

Reserve for possible loan losses of the Bank is recorded as follows, according to the pre-determined write-off/provision standards.

As for claims pertaining to a debtor who has filed for bankruptcy, special liquidation or otherwise became legally bankrupt (“Bankrupt Borrower(s)”) or a debtor in a similar situation (“Virtually Bankrupt Borrower(s)”), the amounts of collateral that is likely to be disposable and the amounts that are likely to be recoverable through guarantees are deducted from the book value of claims after the direct charge-off as stated in the paragraph starting with “It should be noted that…” below, and the balance is recorded. As for claims pertaining to a debtor who is not yet bankrupt but is likely to go bankrupt (“Potentially Bankrupt Borrower(s)”), the amounts of collateral that is likely to be disposable amounts and the amounts that are likely to be recoverable through guarantees are deducted from the claims, and from the remaining balance, a necessary amount determined after considering all aspects of the debtor’s ability to pay is recorded.

All other claims are recorded based on the actual loan loss ratio, etc., calculated from the actual loan losses incurred over a specific period in the past.

All claims are subject to an asset assessment by the sales-related departments based on the Bank’s internal rules for self-assessment of asset quality. The Bank’s Asset Appraisal Department, which is independent from the foregoing departments, subsequently conducts audits of these assessment results.

It should be noted that, regarding secured/guaranteed claims, etc., on a Bankrupt Borrower or Virtually Bankrupt Borrower, the balance of claims less the values of collateral and amounts that are likely to be recoverable through guarantees is deemed uncollectible and is therefore directly deducted from the claims. The applicable amount stands at 9,834 million yen.

As for the reserve for possible loan losses of the consolidated subsidiaries, etc.: (i) for general claims (ippan saiken), the necessary amount determined based on the historical actual loan loss ratio, etc.; and (ii) for specific claims such as claims on Potentially Bankrupt Borrowers, estimated uncollectible amount determined based on assessment of each borrower’s ability to repay, are recorded respectively.

(6)	Recording standards for reserve for bonuses

As for reserve for bonuses, the amount of the estimated bonuses payable to employees attributable to the current consolidated fiscal year is recorded, in order to provide for the payment of bonuses to employees.

(7)	Recording standards for reserve for directors’ bonuses

As for reserve for directors’ bonuses in the consolidated subsidiaries, etc., the amount of the estimated bonuses payable to directors attributed to the current consolidated fiscal year is recorded, in order to provide for the payment of bonuses to directors.

(8)	Recording standards for reserve for directors’ retirement benefits

As for reserve for directors’ retirement benefits in the consolidated subsidiaries, etc., the amount of the estimated retirement benefits payable to directors deemed accrued at the end of the current consolidated fiscal year is recorded, in order to provide for the payment of directors’ retirement benefits.

(9)	Recording standards for provision for losses from reimbursement of inactive accounts

The provision for losses from reimbursement of inactive accounts is intended to provide for reimbursement losses based on claims for withdrawal from depositors with respect to inactive accounts which are recorded in profit, and is provided for possible losses on future claims for withdrawal based on historical reimbursement experience.

(10)	Recording standards for provision for contingent losses

As for provision for contingent losses, the future projected burden is recorded in order to pay the burden amount to the Credit Guarantee Association under the responsibility share system with the Credit Guarantee Association.

(11)	Accounting for retirement benefits

To calculate retirement benefit obligations, the benefit formula basis is applied to attribute projected retirement benefit obligations to the periods until the end of the current consolidated fiscal year. Unrecognized prior service costs and unrecognized net actuarial gains/losses are amortized as follows:

Unrecognized prior service costs are amortized on a straight-line basis over a certain number of years (12 years) within the expected average remaining service period associated with those employees present at the time when the prior service costs arise.

Unrecognized net actuarial gains or losses are amortized in a proportional amount on a straight-line basis over a certain number of years (12 years) within the expected average remaining service period associated with those employees present at the time when actuarial gains or losses arise in each consolidated fiscal year, commencing from the fiscal year following the respective fiscal year in which the actuarial gains or losses arise.

To calculate the liability for retirement benefits and the retirement benefits expenses, some of the consolidated subsidiaries, etc. apply a simplified method of stating retirement benefit obligations based on the amount that should be paid at the end of the current consolidated fiscal year relating to the retirement benefits if employees retire due to their own reasons.

(12)	Standards for translation of foreign-currency denominated assets and liabilities into Japanese yen

Foreign-currency denominated assets and liabilities of the Bank are translated into Japanese yen based on the foreign exchange rates on the consolidated account closing day, in principle.

Foreign-currency denominated assets and liabilities of the consolidated subsidiaries, etc., are translated into Japanese yen based on the foreign exchange rates on their own account closing day, etc.

(13)	Material hedge accounting method

The Bank applies deferral hedge accounting to hedges of interest rate risk associated with financial assets and liabilities in accordance with the “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in the Banking Industry” (Industry Audit Committee Report No. 24 issued by the Japanese Institute of Certified Public Accountants on February 13, 2002; “JICPA Industry Audit Committee Report No. 24”). Hedging effectiveness is assessed as follows: with respect to hedging to offset market fluctuations, hedged items such as deposits, loans, etc., are grouped with hedging instruments such as interest rate swaps, etc., over each certain (remaining) period. As for hedging to fix cash flow, the effectiveness thereof is assessed based on verifying of the correlation of interest rate variables between the hedged items and hedging instruments. Exceptional treatment for interest swaps is adopted for certain assets and liabilities.

Under the hedging accounting for the consolidated subsidiaries, etc., some of the companies adopt exceptional treatment for interest swaps to hedge interest rate risks for borrowing money.

(14)	Accounting for consumption taxes, etc.

National and local consumption taxes of the Bank and the consolidated subsidiaries, etc., are accounted for by the net-of-tax method.

Change in Accounting Policies

(Application of “Practical Solution on Accounting for Changes in Depreciation Method related to the 2016 Tax Law Changes”)

In connection with the revisions of the Corporation Tax Act, the Bank has applied the “Practical Solution on Accounting for Changes in Depreciation Method related to the 2016 Tax Law Changes” (Practical Application Report No. 32, dated June 17, 2016) in the current consolidated fiscal year, and has therefore changed the depreciation methods for facilities attached to buildings and structures acquired on or after April 1, 2016, from the declining-balance method to the straight-line method.

The effects of such change on the consolidated financial statements in the current consolidated fiscal year are insignificant.

Additional Information

From the current consolidated fiscal year, the Bank has applied the “Application Guidelines for Recoverability of Deferred Tax Assets” (Corporate Accounting Standards Application Guidelines No. 26, March 28, 2016).

Notes

(Notes to Consolidated Balance Sheet)

1.	Total amount of stocks and investments in affiliated companies (excluding stock and investments of consolidated subsidiaries, etc.): 92 million yen.

2.	Among the national government bonds within the “Securities,” there are 10,032 million yen of securities offered as loans in secured loan agreements (bond lending transactions).

3.	Among the loans and bills discounted, bankruptcy loans make up 137 million yen and past due loans make up 23,144 million yen.

Bankruptcy loans mean loans on which no accrued interest is recorded with no prospects for recovery or repayment of principal or interest due to reasons such as delays in payment of principal or interest for a substantial period of time (excluding loan losses written-off) (“Unrecorded Accrued Interest Loans”) and for which circumstances apply as stipulated in Article 96, Paragraph 1, Item (iii), (a) through (e) or Article 96, Paragraph 1, Item (iv) of the Order for Enforcement of the Corporation Tax Act (Cabinet Order No. 97 of 1965).

Past due loans means Unrecorded Accrued Interest Loans other than (i) bankruptcy loans, and (ii) loans for which payments of interest are deferred in order to assist or facilitate the restructuring of borrowers in financial difficulties.

4.	Among the loans and bills discounted, loans past due for three months or more make up 421 million yen.

Loans past due for three months or more means loans other than bankruptcy loans or past due loans for which payments of principal or interest are delinquent for three months or more, as calculated from the day following the contracted payment date.

5.	Among the loans and bills discounted, restructured loans make up 573 million yen.

Restructured loans means loans on which contracts have been amended in favor of borrowers (e.g., reduction of or exemption from stated interest; deferral of interest payments; extension of maturity dates; and renunciation of claims) in order to assist or facilitate the restructuring of borrowers in financial difficulties. Bankruptcy loans, past due loans, and loans past due for three months or more are not included.

6.	The total amount of bankruptcy loans, past due loans, loans past due for three months or more, and restructured loans is 24,276 million yen.

The amounts of loans stated in items 3 through 6 above are the amounts before deducting the amount of the “Reserve for possible loan losses”.

7.	“Bills discounted” are accounted for as financing transactions in accordance with JICPA Industry Audit Committee Report No. 24. As for bank acceptances, commercial bills and documentary bills discounted and foreign exchange bought, etc., which have been accepted due to the foregoing, the Bank is entitled to sell or (re)pledge such bills without restriction, and the total face value of such bills is 7,324 million yen.

8.	Assets pledged as collateral were as follows:

(Unit: Million yen)
Assets pledged as collateral:
Securities	88,794
Unearned lease fees	15
Liabilities related to assets pledged:
Deposits	6,688
Borrowed money	74,400

In addition, securities totaling 31,334 million yen were pledged as collateral for settlement of exchanges, etc.

There are no securities pledged as collateral for borrowings from other banks by non-consolidated subsidiaries, etc.

Guarantee deposits of 336 million yen are included in “Other assets.”

It should be noted that, although the rediscounting of bills is handled as a financial transaction in accordance with Industry Audit Committee Report No. 24, there are no face values for bank acceptances, commercial bills, documentary bills and foreign exchange bought, etc. which have been delivered due to the foregoing.

9.	Commitment line agreements relating to overdrafts and loans represent agreements to allow customers to extend overdrafts or loans up to certain credit lines at the customer’s request, as long as no violation against the conditions of the agreements exists. Unused commitment lines under such agreements were 584,642 million yen. Among these, commitment line agreements whose original maturity is within one year or which the Bank can cancel at any time without any conditions, and which are in accordance with overdraft agreements for multipurpose account, amounted to 573,876 million yen.

The amount of unexercised commitment lines does not necessarily affect the future cash flows of the Bank and the consolidated subsidiaries, etc. because most of such agreements are terminated without being exercised. Most of these agreements have provisions which stipulate that the Bank and the consolidated subsidiaries, etc. may deny extensions of loans or decrease the commitment line when there are certain changes in financial markets, certain issues in securing loans, or other reasonable circumstances. When providing such commitments, the Bank and the consolidated subsidiaries, etc. request collateral in the form of real estate or securities as deemed necessary. In addition, the Bank and the consolidated subsidiaries, etc. monitor the financial condition of customers in accordance with their pre-established internal rules on a regular basis and take necessary measures, including revisiting the terms of commitments and other means, in order to prevent credit losses.

10.	The Bank has revalued the land used for business purposes pursuant to the Act on Revaluation of Land (Act No. 34 of March 31, 1998). Among the differences resulting from such revaluation, the amount equivalent to tax regarding the revaluation difference is accounted for in “Liabilities” as “Deferred tax liabilities related to land revaluation,” while the revaluation difference net of these deferred tax liabilities is accounted for in “Net assets” as “Revaluation reserve for land.”

Date of revaluation: March 31, 1999.

Revaluation method stipulated in Article 3, Paragraph 3 of the Act on Revaluation of Land:

The revaluation value was calculated by making reasonable adjustments to the price (adjustment, etc. by correction of value based on depth, market condition adjustment and sales comparison approach) in accordance with the Land Value Tax Law as stipulated in Article 2, Item 4 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998).

Difference between the total fair value as at the end of the consolidated fiscal year of the land used for business purposes that is subject to revaluation pursuant to Article 10 of the Act on Revaluation of Land, and the total carrying amount of the land after such revaluation: 7,030 million yen.

11.	Aggregated amount of accumulated depreciation of tangible fixed assets: 20,721 million yen.

12.	Aggregated amount of advanced depreciation of tangible fixed assets: 1,995 million yen.

13.	Among the borrowed money, subordinated borrowings (i.e. a special provision that the performance of such obligation will be subordinated to other obligations) amount to 1,000 million yen.

14.	Bonds with share options consist of unsecured convertible bond-type bonds with share options with a special provision on subordination (i.e. a special provision that the performance of obligations thereunder will be subordinated to other obligations), which amount to 6,989 million yen.

15.	Among the “Corporate bonds” in the “Securities,” guarantee obligations on corporate bonds through private placement of securities (as specified in Article 2, Paragraph 3 of the Financial Instruments and Exchange Act) amount to 7,270 million yen.

(Consolidated statement of income)

1.	“Other ordinary expenses” include written-off loans in the amount of 13 million yen.

2.	In the current consolidated fiscal year, due to the fall in the cash flow from operating activities and the reduction in land prices, the book value of the following assets will be deducted to recoverable levels, and impairment loss of 198 million yen are accounted for extraordinary losses.

Area	Use	Type	Impairment Loss
Within Mie prefecture	Branch	Land	47 million yen
Outside Mie prefecture	Branch	Land	128 million yen
	Idle assets	Land	23 million yen

Regarding the Bank’s asset grouping, assets for operating activities such as branches or ATM areas are basically grouped under each branch, and the branches sharing their functions with sub-branches, satellite branches, etc., are grouped under such umbrella branch. The assets for common use, such as the headquarters, administrative centers, training centers, and welfare service facilities are grouped under the Bank as a whole, while each idle asset is treated as being an independent asset on its own. In addition, as for the subsidiaries, etc. to be consolidated, each company is grouped as one unit.

The higher of the net sales price or the value in use was used as the recoverable amount for each asset group. The net sales price was calculated based on the appraisal value of the property after the deduction of estimated disposal costs from the valuation price of such property which is determined based on the indicators deemed as appropriately reflecting the market value taking into account the importance of the property, while the value in use was calculated based on the amount of future cash flows discounted by the rate of 3.00%.

(Consolidated statement of changes in Shareholders’ Equity)

1.	Class and total number of outstanding shares and Treasury Shares

			(Unit: Thousand shares)
	Number of shares as at the beginning of the consolidated fiscal year	Increase in number of shares in the consolidated fiscal year	Decrease in number of shares in the consolidated fiscal year	Number of shares as at the end of the consolidated fiscal year	Remarks
Outstanding shares
Ordinary shares	184,358	—	165,922	18,435	(Notes) 1, 2
Series A Preference Shares	60,000	—	54,000	6,000	(Notes) 1, 2

Total	244,358	—	219,922	24,435

Treasury shares
Ordinary shares	2,906	11	2,632	285	(Notes) 1, 3, 4

Total	2,906	11	2,632	285

(Notes)

1.	The Bank conducted a share consolidation on October 1, 2016, with a ratio of ordinary shares and Series A Preference Shares of 10 to 1.
2.	The decrease in the number of outstanding shares is due to such share consolidation.
3.	The increase in the number of ordinary shares which are treasury shares is comprised of 11 thousand shares due to the repurchase of Fractional Units and 0 thousand shares due to the adjustment of shares less than one share unit resulting from such share consolidation.
4.	The decrease in the number of ordinary shares which are treasury shares is comprised of 77 thousand shares due to the vesting of Stock Options and 2,554 thousand shares resulting from such share consolidation.

2.	Matters related to share options and own share options

Classification	Breakdown of share options	Types of shares subject to share options	Number of shares subject to share options				Balance as at the end of the consolidated fiscal year (million yen)	Remarks
			As at the beginning of the consolidated fiscal year	Increase in the consolidated fiscal year	Decrease in the consolidated fiscal year	As at the end of the consolidated fiscal year
The Bank	Share options as stock options	—					132

Total		—					132

3.	Dividends

(1)	Dividends paid during the consolidated fiscal year

(Resolution)	Class of shares	Total amount of dividends (million yen)	Amount per share (yen)	Record date	Effective date
General shareholders’ meeting held on June 24, 2016	Ordinary shares	907	5.00	March 31, 2016	June 27, 2016
	Series A Preference Shares	385	6.42	March 31, 2016	June 27, 2016

(2)	Dividends whose effective date falls after the last date of the consolidated fiscal year and whose record date falls during the consolidated fiscal year

(Resolution)	Type of shares	Total amount of dividends (million yen)	Source of dividends	Amount per share (yen)	Record date	Effective date
General shareholders’ meeting held on June 23, 2017	Ordinary shares	907	Retained earnings	50.00	March 31, 2017	June 26, 2017
	Series A Preference Shares	355	Retained earnings	59.20	March 31, 2017	June 26, 2017

(Note)	The Bank conducted a share consolidation on October 1, 2016, with a ratio of ordinary shares and Series A Preference Shares of 10 to 1.

(Financial Instruments)

1.	Matters Relating to the Conditions of Financial Instruments

(1)	Bank policy for financial instruments

Our Group mainly engages in financing business funds to small and medium sized companies, etc., financing for housing funds or consumption funds to individual customers, as well as providing financial services to fulfill a wide variety of needs related to finance, including leasing and credit card business, etc.

Moreover, our Group holds deposits from our depositors while raising funds by issuing corporate bonds, etc.

As our Group mainly handles financial assets and financial liabilities accompanying interest rate fluctuations, in order to avoid disadvantageous effects caused by such interest rate fluctuations, our Group implements a comprehensive management system for assets and liabilities. As part of the foregoing, our Group engages in derivative transactions.

(2)	Nature and extent of risks arising from financial instruments

The financial assets retained by our Group are mainly business funds to small and medium sized companies, etc. and loans and bills discounted such as housing funds and consumption funds, etc. to individual customers, and such assets are exposed to credit risk caused by contractual default by the borrowers. In addition, as for securities, our Group mainly engages in operation through bonds, such as national government bonds and stocks; however, these instruments are also exposed to credit risks from issuers, and risks from interest rate and market price fluctuations.

As for deposits and corporate bonds, etc., our Group is exposed to fluctuation risks such as our Group becoming unable to use a market in certain situations.

In addition, as for loans and bills discounted and deposits with fixed interest, although our Group is exposed to risks from interest rate fluctuations risk accompanying the fluctuation of the market interest rate, our Group aims to avoid such risks by partially conducting interest rate swap transactions.

As for foreign currency denominated assets and liabilities, although our Group is exposed to risks from exchange rate fluctuations, our Group aims to avoid such risks by partially conducting forward exchanges, etc.

(3)	Risk management for financial instruments

(i)	Credit risk management

Regarding loans and bills discounted, our Group maintains and operates a system for credit management such as credit examination, setting of credit limit amounts, credit information management, internal ratings, setting guarantees and security for each individual case, and handling bad debts, etc., in accordance with various management rules regarding credit risk such as the Credit Policy or the Loan Management Rules, etc. Such credit management is conducted in each branch and in the examination department, and depending on their authority, discussions may be held and reports made by management officers in the managing committee. Furthermore, credit management is being monitored by the auditing division.

As for credit risk for securities issuers or counterparty risk in derivative transactions, the international securities division manages the same by periodically assessing the credit information and market value.

(ii)	Market risk management

(a)	Interest rate risk management

Our Group manages the risks from interest rate fluctuations by using the ALM Method. In accordance with the basic policy for risk management (“Total Risk Management Plan”), our Group stipulates a basic policy against market related risks, and assess interest rate risk circumstance and discuss future handling thereof, etc. in the Risk Management Committee meeting held once a month.

On a daily basis, the General Planning Division of the ALM Department comprehensively assesses interest rates and terms of financial assets and liabilities, conducts monitoring by using gap analysis and interest sensitivity analysis, etc., and makes a monthly report to the Risk Management Committee.

(b)	Exchange risk management

Our Group sets forth a basic policy against market related risks in accordance with our basic policy for risk management (“Total Risk Management Plan”), with regard to risks from exchange rate fluctuations, and assesses the implementation status and discusses the future handling thereof, etc. at the Risk Management Committee meeting held once a month. Our Group aims to reduce such risks from exchange rate fluctuations by utilizing forward exchange.

(c)	Price fluctuation risk management

Our Group sets forth a basic policy against market related risks in accordance with our basic policy for risk management (“Total Risk Management Plan”), with regard to risks from price fluctuations, and assesses the implementation status and discusses the future handling thereof, etc. at the Risk Management Committee meeting held once a month. With regard to the retention of investment products including securities, our Group aims to reduce such risks from price fluctuations by reviewing the same at the Risk Management Committee and the managing committee and through continuous monitoring.

(d)	Derivative transactions

As for derivative transactions, the divisions which handle the execution of transactions, the evaluation of hedge effectiveness, and administrative management, are separated with one another to maintain internal checks and balances, and these transactions are conducted in accordance with the “Rules for Handling Derivative Transactions as Hedges.”

(e)	Quantitative information regarding market risks

The major financial instruments that would be affected by risks from interest rate and price fluctuations in our Group are stocks and bonds, etc., classified as available-for-sale securities in “Loans and bills discounted,” “Securities,” in addition to interest rate swap transactions, etc. in “Deposits in bank business” and “Derivative transactions.”

As for these financial assets and financial liabilities, in the quantitative analysis to manage market risks, our Group uses a fluctuating amount of market value calculated in accordance with a rationally forecasted fluctuation range under the assumption that the retention period was 60 business days, based on the transition of risk variables for the past 10 years.

As for interest rate risks, under the assumption that all other risk variables excluding interest rates are fixed and that the long-term interest rate which we use an index increases by 14.7 basis points (BP) as a reasonable interest rate fluctuation, our Group assesses that the market value of the net amount after such financial assets and financial liabilities have been balanced out would have decreased by 4,628 million yen (asset side) as of March 31, 2017. This impact assumes that risk variables excluding interest rates are fixed, and does not consider the correlation between interest rates and other risk variables.

As for price fluctuation risks, under the assumption that all other risk variables excluding the TOPIX and REIT indexes are fixed and that the TOPIX index dropped by 10.6% or the REIT index dropped by 11.9% as a reasonable fluctuation of the risk variables, our Group assesses that the market value of the financial assets would have decreased by 6,833 million yen as of March 31, 2017. This impact assumes that risk variables excluding the TOPIX and REIT indexes are fixed, and does not consider the correlation between the TOPIX or REIT index and other risk variables.

It should be noted that, in the event of risk variables fluctuating beyond a rationally forecasted fluctuation range in the future, there is a possibility of impact arising beyond the calculated amount. In addition, quantitative information regarding market risk, such as BPV (Basis Point Value), etc., which is used as an index for market responsiveness, is merely calculated in accordance with the above preconditions, etc., and it is therefore not intended to predict the maximum loss. Furthermore, the future market status may differ widely compared to that seen in the past.

(iii)	Liquidity risk management

As for liquidity risks, our Bank aims to reduce liquidity risks by stipulating a basic policy against liquidity risks in accordance with the basic policy for risk management (“Total Risk Management Plan”), and assessing the possible timing and amount, etc. for procuring funds by evaluating both assets and liabilities in the Risk Management Committee meeting held once a month.

(4)	Supplemental explanation about matters relating to market value, etc. of financial instruments

The market value of financial instruments includes, in addition to the prices based on the market price, the price reasonably calculated in cases where no market price is available. Since the calculations of reasonably calculated prices are implemented under certain preconditions, the result of such calculations would differ if such calculations were implemented under different preconditions.

2.	Matters relating to market value, etc. of financial instruments

The consolidated balance sheet amount as of March 31, 2017, the market value, and the differences between them are as shown below. Unlisted stocks, etc. whose market value is not readily determinable, are not included in the table below (See (Note 2)).

			(Unit: Million yen)
		Consolidated balance sheet amount	Market value	Difference
(1)	Cash and due from banks	127,643	127,643	—
(2)	Trading account securities
	Trading securities	1,203	1,203	—
(3)	Securities
	Available-for-sale securities	587,241	587,241	—
(4)	Loans and bills discounted	1,257,009
	Reserve for possible loan losses (*1)	(8,628)
		1,248,381	1,254,984	6,603
TOTAL ASSETS		1,964,469	1,971,072	6,603
(1)	Deposits	1,790,710	1,791,155	445
(2)	Borrowed money	85,963	85,857	(105)
TOTAL LIABILITIES		1,876,673	1,877,012	339
Derivatives (*2)
	For which hedge accounting is not applied	—	560	—
	For which hedge accounting is applied	—	(2)	—
TOTAL DERIVATIVES		—	558	—

(*1)	General reserve for possible loan losses and specific reserve for possible loan losses provided to loans and bills discounted are excluded.

(*2)	Derivative transactions recorded in “Other assets” and “Other liabilities” are aggregated and stated herein. Assets and liabilities attributable to derivative transactions are entirely offset and stated on a net basis. Exceptional treatment for interest rate swaps is applied for “Derivatives for which hedge accounting is applied’”.

(Note 1) Calculation method of market value of financial instruments

Assets

(1)	Cash and due from banks

As for amounts due from banks without maturity, as their market value is similar to their book value, the book value is deemed as their market value. As for amounts due from banks with maturity, as the contract term is short (within one year) and their market value is similar to their book value, the book value is deemed as their market value.

(2)	Trading account securities

As for securities such as bonds, etc. held for dealing operations, their market value is determined based on the prices quoted by the exchanges or the prices indicated by trading financial institutions.

(3)	Securities

The market value of stocks is determined based on the prices quoted by the exchanges. The market value of bonds is determined based on the prices quoted by the exchanges or the prices, etc. indicated by trading financial institutions. The market value of investment trusts is determined based on the net asset value publicly disclosed.

The present value of privately placed bonds guaranteed by the Bank is determined based on the market value obtained by discounting cash flows, from which credit risk is deducted, at the market interest rate.

For information regarding securities classified by holding purpose, please refer to “(Securities)”.

(4)	Loans and bills discounted

As loans with floating interest rates reflect market interest rates over a short period, unless credit conditions of the borrowers have changed significantly after lending the loans, their market value is similar to their book value, and thus, their book value is deemed as their market value. Fixed-rate loans are classified according to loan type, internal ratings and period, and their market value is determined by discounting the cash flow, from which credit risk is deducted at the market interest rate; provided, however, that, among fixed-rate loans, consumer loans such as mortgage loans are classified according to loan type and period, and their market value is calculated by discounting the total amount of principal and interest at the interest rate expected for similar new loans. As for loans with a short contract term (within one year), as their market value is similar to their book value, the book value is deemed as their market value.

As for loans to Bankrupt Borrowers, Virtually Bankrupt Borrowers, and Potentially Bankrupt Borrowers, since the estimated loan loss is calculated based on the present value of the estimated future cash flow or the amount expected to be recoverable from collateral and guarantee, their market value is similar to the amount of the loans recorded in the consolidated balance sheet less the amount of the reserve for possible loan losses recorded therein, and such amount is deemed as their market value.

As for loans which do not have a specific repayment due date due to loan characteristics such as the loan amount being limited to the value of collateral assets, as their market value is assumed to be similar to their book value based on the estimated repayment periods, interest rates, and other conditions, their book value is deemed as their market value.

Liabilities

(1)	Deposits

As for demand deposits, the amount payable on demand on the consolidated account closing date (i.e., the book value) is deemed as the market value. The market value of time deposits is classified based on a certain period and their present value is calculated by discounting future cash flows at the interest rate that would apply to newly accepted deposits. As for time deposits which have a short deposit term (within one year), as their market value is similar to their book value, their book value is deemed as their market value.

(2)	Borrowed money

As borrowed money with a short contract term (within one year) or borrowed money with a floating interest rate reflects market interest rates over a short period, and as the credit conditions of the Bank and the consolidated subsidiaries, etc. have not changed significantly after the borrowings were made, their market value is assumed to be similar to their book value, and thus, their book value is deemed as their market value. Borrowed money with a long contract term (longer than one year) with a fixed interest rate is classified based on a certain period, and their present value is calculated by discounting the total amount of principal and interest of such borrowed money classified based on a certain period, at the interest rate expected for similar new borrowings.

Derivatives

Derivative transactions consist of interest rate-related transactions (interest rate swaps) and currency-related transactions (forward exchange and currency options), and their market value is determined based on their present discounted value or the price, etc. presented by the trading financial institutions.

(Note 2)	Consolidated balance sheet amounts of financial instruments whose market value is not readily determinable, are as follows, and are not included in the “Assets (3) Securities” section above, showing the market value information of financial instruments.

		(Unit: Million yen)
Category		Consolidated balance sheet amount
(i)	Unlisted stocks (*1) (*2)	2,142
(ii)	Unlisted foreign securities (*1)	4
(iii)	Investments in partnerships (*3)	1,349
	Total	3,495

(*1)	Market value of “Unlisted stocks” and “Unlisted foreign stocks” is exempt from disclosure because they do not have a market price and their market value is not readily determinable.
(*2)	There was no impairment loss on unlisted stocks for the current consolidated fiscal year.

(*3)	Market value of investments in partnerships is exempt from disclosure if partnership assets are composed of unlisted stock, etc. whose market value is not readily determinable.

(Note 3)	Scheduled redemption amount of monetary claims and securities with maturity after consolidated account closing date

	(Unit: Million yen)
	1 year or less	Over 1 year to 3 years	Over 3 years to 5 years	Over 5 years to 7 years	Over 7 years to 10 years	Over 10 years
Money deposited	90,633	—	—	—	—	—
Securities
Available-for-sale securities with maturity	89,695	171,416	95,136	64,671	61,844	56,566
Loans and bills discounted (*1)	247,571	248,642	153,009	94,260	104,363	249,807
Total	427,899	420,058	248,145	158,931	166,207	306,373

(*)	Among the loans and bills discounted, those for which the scheduled redemption amount is unforeseeable, such as loans to Bankrupt Borrowers, Virtually Bankrupt Borrowers, or Potentially Bankrupt Borrowers amounting to 23,282 million yen and the loans and bills discounted without maturity amounting to 136,075 million yen, are not included in the above table.

(Note 4)	Scheduled repayment amount of corporate bonds, borrowed money and other interest-bearing liabilities after consolidated account closing date

	(Unit: Million yen)
	1 year or less	Over 1 year to 3 years	Over 3 years to 5 years	Over 5 years to 7 years	Over 7 years to 10 years	Over 10 years
Deposits (*)	1,599,251	159,951	24,995	1,949	4,564	—
Borrowed money	78,535	4,793	1,633	1,000	—	—
Total	1,677,786	164,744	26,628	2,949	4,564	—

(*)	“Demand deposits” are included in “1 year or less.”

(Securities)

In addition to the “Securities” which are reported in the consolidated balance sheet, “Trading account securities” are also included.

1.	Trading securities (as of March 31, 2017)

(Unit: Million yen)
Valuation difference credited to income/loss for current consolidated fiscal year
Trading securities	14

2.	Held-to-maturity debt securities (as of March 31, 2017)

Not applicable.

3.	Available-for-sale securities (as of March 31, 2017)

			(Unit: Million yen)
	Type	Consolidated balance sheet amount	Acquisition cost	Difference
Securities with consolidated balance sheet amount exceeding acquisition cost	Stocks	29,520	16,971	12,549
	Debt securities	358,376	351,545	6,830
	National government bonds	198,693	194,922	3,770
	Local government bonds	62,999	61,679	1,319
	Corporate bonds	96,683	94,943	1,740
	Other	92,774	84,727	8,047
	Subtotal	480,672	453,244	27,427
Securities with consolidated balance sheet amount not exceeding acquisition cost	Stocks	4,040	4,443	(403)
	Debt securities	32,341	32,865	(524)
	National government bonds	11,657	11,974	(317)
	Local government bonds	9,172	9,244	(71)
	Corporate bonds	11,511	11,646	(134)
	Other	70,187	72,744	(2,557)
	Subtotal	106,569	110,053	(3,484)

	Total	587,241	563,298	23,943

4.	Held-to-maturity debt securities sold in the current consolidated fiscal year (from April 1, 2016 to March 31, 2017)

Not applicable.

5.	Available-for-sale securities sold in the current consolidated fiscal year (from April 1, 2016 to March 31, 2017)

		(Unit: Million yen)
	Proceeds	Total amount of gain on sales	Total amount of loss on sales
Stocks	11,100	1,641	79
Debt securities	11,813	25	5
National government bonds	9,304	24	—
Local government bonds	—	—	—
Corporate bonds	2,508	1	5
Other	5,621	146	54

Total	28,535	1,813	138

6.	Impairment of securities

Securities other than trading securities (excluding those whose market value is deemed extremely difficult to determine) are recorded in the consolidated balance sheet at their market value and the valuation difference thereon is recognized as a loss (“Impairment”) for the current consolidated fiscal year, if the market value of such securities decreases materially below the acquisition cost and it is deemed unlikely that the acquisition cost will be recovered.

There was no impairment loss for the current consolidated fiscal year.

Impairment loss is automatically recognized when the market value “decreases materially,” i.e. when the market value of the securities as at the end of the current consolidated fiscal year has fallen by 50% or more compared with the book value.

Impairment loss is also recognized if the market value of the securities has fallen by at least 30%, but less than 50%, and is deemed unlikely to recover, taking into account movements in the market value, changes in the business results of the issuer, and/or changes in the credit standing thereof.

(Money Held in Trust)

1.	Money held in trust for trading (as of March 31, 2017)

		(Unit: Million yen)
	Balance sheet amount	Valuation difference credited to income/loss for current consolidated fiscal year
Money held in trust for trading	2,264	(36)

2.	Held-to-maturity money held in trust (as of March 31, 2017)

Not applicable.

3.	Other money held in trust (excluding money held in trust for trading or held-to-maturity money held in trust) (as of March 31, 2017)

Not applicable.

(Stock Options, etc.)

1.	Amount of expenses and type of account listed with respect to the Stock Options in the current consolidated fiscal year

General and administrative expenses         38 million yen

2.	Details of Stock Options and volume of Stock Option activity and changes thereto

(1)	Details of Stock Options

	Stock Options for 2012	Stock Options for 2013	Stock Options for 2014	Stock Options for 2015	Stock Options for 2016
Category and number of entitled persons	Directors of the Bank: 9 Executive Officers: 5	Directors of the Bank: 9 Executive Officers: 6	Directors of the Bank (excluding Outside Directors): 9 Executive Officers: 7	Directors of the Bank (excluding Directors corresponding to Audit and Supervisory Committee Members): 9 Executive Officers: 8	Directors of the Bank (excluding Directors corresponding to Audit and Supervisory Committee Members): 9 Executive Officers: 8

Number of Stock Options granted by share class (Note)	Ordinary shares of the Bank: 23,030 shares	Ordinary shares of the Bank: 24,140 shares	Ordinary shares of the Bank: 20,200 shares	Ordinary shares of the Bank: 18,770 shares	Ordinary shares of the Bank: 22,530 shares

Grant date	August 8, 2012	August 8, 2013	August 8, 2014	August 10, 2015	August 8, 2016

Vesting conditions	Not fixed	Not fixed	Not fixed	Not fixed	Not fixed

Requisite service period	Not fixed	Not fixed	Not fixed	Not fixed	Not fixed

Exercise period	August 9, 2012 to August 8, 2042	August 9, 2013 to August 8, 2043	August 9, 2014 to August 8, 2044	August 11, 2015 to August 10, 2045	August 9, 2016 to August 8, 2046

(Note)	The number of Stock Options granted by share class is shown after being translated into the number of shares following the consolidation of shares resulting from the share consolidation at the ratio of 1 share per 10 ordinary shares carried out as of October 1, 2016.

(2)	Volume of Stock Option activity and changes thereto

The tables below cover the Stock Options existing during the current consolidated fiscal year (ending March 2017), and the number of Stock Options are shown after being translated into number of shares. In addition, the number of Stock Options is shown after being translated into the number of shares following the consolidation of shares resulting from the share consolidation at the ratio of 1 share per 10 ordinary shares carried out as of October 1, 2016.

(i)	Number of Stock Options

	Stock Options for 2012	Stock Options for 2013	Stock Options for 2014	Stock Options for 2015	Stock Options for 2016
Before vesting
End of previous consolidated fiscal year	—	—	—	—	—
Number of Stock Options granted	—	—	—	—	22,530 shares
Number of forfeitures	—	—	—	—	—
Number of vested Stock Options	—	—	—	—	22,530 shares
Number of Stock Options yet to be vested	—	—	—	—	—
After vesting
End of previous consolidated fiscal year	14,030 shares	17,300 shares	17,090 shares	18,770 shares	—
Number of vested Stock Options	—	—	—	—	22,530 shares
Number of Stock Options exercised	2,010 shares	2,050 shares	1,940 shares	1,750 shares	—
Number of forfeitures	—	—	—	—	—
Number of vested Stock Options yet to be exercised	12,020 shares	15,250 shares	15,150 shares	17,020 shares	22,530 shares

(ii)	Information related to unit value

	Stock Options for 2012	Stock Options for 2013	Stock Options for 2014	Stock Options for 2015	Stock Options for 2016
Exercise price	1 yen	1 yen	1 yen	1 yen	1 yen
Average stock price at time of exercise of Stock Options	1,520 yen	1,520 yen	1,520 yen	1,520 yen	—
Fair unit value as of grant date	1,320 yen	1,440 yen	1,590 yen	1,890 yen	1,710 yen

(Note)	The prices mentioned in the above table are shown after taking into account the share consolidation at the ratio of 1 share per 10 ordinary shares carried out as of October 1, 2016.

3.	Method for estimating the fair unit value of Stock Options

The method for estimating the fair unit value with respect to the Stock Options for 2016 granted during the current consolidated fiscal year is as follows:

(1)	Valuation technique used: Black-Scholes option pricing model

(2)	Main basic numerical values and method for estimating the same:

Stock Options for 2016
Volatility (Note 1)	28.2%
Expected remaining period (Note 2)	1.9 years
Expected dividends (Note 3)	5.00 yen /share
Risk-free interest rate (Note 4)	(0.19%)

(Notes)

1.	The volatility is calculated by actual stock prices during the period in the past corresponding to the expected remaining period (from the week of September 8, 2014 to the week of August 1, 2016).
2.	The average length of period until retirement from office is estimated based on the data from officers in the past.
3.	The actual dividends for the fiscal year ended in March 2016 are used.
4.	The risk-free interest rate is the yield of national government bonds for the period corresponding to the expected remaining period.

4.	Method for estimating the number of Stock Options vested

Since it is generally difficult to reasonably estimate the future number of forfeitures, the method in which only the actual number of forfeitures is reflected is used.

(Per-Share Information)
Net assets per share	4,271.20 yen
Earnings per share attributable to owners of parent	161.87 yen
Diluted earnings per share attributable to owners of parent	83.50 yen

(Note)	The Bank consolidated each of its ordinary shares and Series A preference shares at the ratio of 1 share per 10 shares as of October 1, 2016; however, the net assets per share, earnings per share attributable to owners of parent and diluted earnings per share attributable to owners of parent are calculated on the basis that such share consolidations were carried out at the beginning of the current consolidated fiscal year.

This business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in open market or privately negotiated purchases.